Exhibit 5.1

May 20, 2004

Red Robin Gourmet Burgers, Inc.

6312 S. Fiddlers Green Circle, Suite 200N

Greenwood Village, CO 80111

Re:     Registration Statement on Form S-3 of Red Robin Gourmet Burgers, Inc.

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission with respect to the registration of 1,937,543 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, in connection with the resale of the Shares from time to time by certain stockholders of the Company.

I have examined the originals or certified copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations, as I have deemed relevant and necessary as the basis for the opinion set forth below.

Based upon my examination, and relying on statements of fact contained in the documents I have examined, I am of the opinion that the Shares have been duly authorized by all necessary corporation action on the part of the Company and that they are validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the related Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    JOHN W. GRANT

John W. Grant,

Vice President and General Counsel